Exhibit 10.15
CARRIZO OIL & GAS, INC.
CHANGE IN CONTROL SEVERANCE PLAN
(As Established Effective February 14, 2019)
Plan Document and Summary Plan Description
The Board of Directors (the “Board”) of Carrizo Oil & Gas, Inc. (the “Company”) recognizes that, as is the case with many publicly held corporations, there exists the possibility of a change in control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its subsidiaries to the detriment of the Company and its stockholders.
The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interest of the Company and stockholders. The Board also believes that when a change in control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees may be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring change of control. In addition, the Board believes that it is consistent with the employment practices and policies of the Company and its subsidiaries and in the best interest of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a change in control. Accordingly, the Board has determined that appropriate steps should be taken to assure the Company and its subsidiaries of the continued employment and attention and dedication to duty of their employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a change in control.
To fulfill the above purposes, the Board has adopted this Carrizo Oil & Gas, Inc. Change in Control Severance Plan (the “Plan”), for the benefit of all full-time employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated.
The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(В)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).
ARTICLE I

DEFINITIONS AND INTERPRETATIONS
Section 1.01.    Definitions. Capitalized terms used in the Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“2017 Incentive Plan” means the 2017 Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated from time to time.
“Accrued Obligations” shall have the meaning set forth in Section 3.02(a).
“Affiliate” shall mean any company or other entity controlled by, controlling or under common control with the Company or its Successor.
“Annual Bonus” shall mean a discretionary annual bonus paid to a Participant under the Company’s annual incentive bonus plan or program based upon a percentage of the Participant’s Base Salary and the achievement of performance objectives established by the Board or the Compensation Committee of the Board each year.
“Base Salary” shall mean a Participant’s base salary or regularly scheduled wages on an annualized basis immediately prior to his or her Termination Date (or, if greater, before giving effect to any reduction not consented to by the Participant), inclusive of any amounts deferred on a pre-tax basis pursuant to Code Sections 125, 132 or 401(k), but exclusive of (i) any Annual Bonus, other bonus payments or additional payments under any Benefit Plan and (ii) all other elements of compensation including overtime, bonuses, perquisites, commissions, restricted stock awards, stock options, retirement benefits, welfare benefits, or any other payments under any remuneration plan or program.
“Benefit Plan” shall mean any “employee benefit plan” (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company, including those relating to compensation, bonuses, stock option, or other stock related rights or other forms of incentive or deferred compensation, paid time off benefits, insurance coverage (including any self-insured arrangements), health or medical benefits (including health savings account contributions and related benefits), disability benefits, workers’ compensation, severance benefits and post-employment or retirement benefits (including compensation, 401(k) retirement, health, medical or life insurance or other benefits).
“Board” shall mean the Board of Directors of the Company.
“Cause” shall, with respect to a Participant, have the meaning set forth in any Employment Agreement for such Participant or, if there is no such Employment Agreement or definition of “Cause” therein applicable to the Participant, “Cause” shall mean the Participant’s:
(A)    continued failure to substantially perform the duties of his or her position with a Company Entity (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by a Company Entity to the Participant of such failure;
(B)    termination of employment by a Company Entity due to the Participant’s failure to perform his or her duties in good faith;
(C)    misconduct in violation of a written policy of a Company Entity;

(D)    gross negligence or dishonesty;
(E)    intentional acts that are detrimental or destructive to any of the Company Entities or their employees or property; or
(F)    breach of the provisions of any confidentiality, non-compete or non-solicitation agreement between the Participant and a Company Entity.
“Change in Control” shall have the meaning set forth in the 2017 Incentive Plan, except that for purposes of clauses (c) and (d) thereof, “50%” shall be substituted for “85%”.
“Change in Control Benefits” shall have the meaning provided in Section 3.01(a).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Code Section 409A” shall mean Section 409A of the Code and the Treasury regulations and other interpretive rulings and guidance issued thereunder.
“Committee” shall mean the committee appointed by the Compensation Committee of the Board to administer the Plan.
“Company Entities” or “Company Entity” means the Company and its Affiliates, and, following a Change in Control, includes any Successor and its Affiliates
“Disability” shall have the same meaning assigned to such term in the Company’s long-term disability plan, as in effect from time to time, or if no such plan is in effect, “Disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.
“Effective Date” shall mean February 14, 2019.
“Eligible Employee” shall mean a full-time employee of the Company or an Affiliate of the Company. As a condition to eligibility under the Plan, any employee who is party to an Employment Agreement providing for additional benefits or protections in the event of a change in control (or similar concept) of the Company must agree to amend such agreement to eliminate such benefits and/or protections in a manner acceptable to the Committee, which amendment will include such restrictive covenants as the Committee determines to be appropriate in its discretion. An individual who is not classified by the Company as an employee with compensation reportable on Form W‑2 will not be an Eligible Employee.
“Employee Benefits” shall mean benefits the Participant may be entitled to due to his or her coverage or participation in the Benefit Plans.

“Employer” means the Company, any Successor or an Affiliate of either, that employs a Participant immediately prior to termination of employment.
“Employment Agreement” means an agreement between an Eligible Employee and any Company Entity which governs the terms and conditions of the Eligible Employee’s employment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Executive Participant” means a Participant designated as either Tier 1 or Tier 2 based on the schedule set forth on Exhibit A.
“Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by a Company Entity and then only if it is not consented to by such Participant in writing:
(A)    the failure of a Company Entity to pay or cause to be paid the Participant’s Base Salary when due;
(B)    a material reduction in the Participant’s current Base Salary or Target Bonus; or
(C)    a relocation of the Participant’s primary work location more than 40 miles from the work location on the date immediately prior to the effective date of such change; or
(D)    if the Participant’s employment is not automatically continued by virtue of the structure of the Change in Control, a failure to receive an offer of full-time permanent employment from or with a Company Entity; or
(E)    solely in the case of an Executive Participant, (1) failure to provide the Executive Participant with compensation and benefits, which in the aggregate, are at least substantially equal (in terms of benefit levels and/or reward opportunities) to those provided for under the material employee benefit plans, programs and practices in which the Participant was participating as of the date of the Change in Control including, but not limited to the failure to pay an annual cash bonus at least equal to the average of the annual cash bonus provided to the Executive Participant in respect of the three years prior to the year in which the Change in Control occurs (or, for Executive Participants not employed for the entire such three-year period, the average annual bonus for the period for which the Participant was employed), unless such annual cash bonus is calculated and paid in a manner consistent with other similarly situated executives, (2) a failure to permit the Executive Participant to participate in any or all incentive (including equity grants and other long term, short term and non-cash incentive plans), savings, retirement plans and benefit plans, fringe benefits, practices, policies and programs applicable generally to other similarly situated employees of the Company; or
(F)    solely in the case of an Executive Participant, material diminution, in absolute terms, in the Participant’s position, authority, duties or responsibilities including a requirement that the CEO report to a corporate officer or employee instead of reporting directly to the Board.
(G)    Solely in the case of an Executive Participant, any action or inaction that constitutes a material breach of (i) this Plan with respect to its application to the Executive Participant or (ii) any Employment Agreement with the Executive Participant.
provided, however, that (x) none of the actions described in clauses (A) through (G) above shall constitute “Good Reason” with respect to any Participant if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period), and (y) the Participant must notify the Company in writing within 90 days of the occurrence of the Good Reason event, which notice will set forth the basis for Good Reason and the Company will have 30 days after receipt of such notice (the “Determination Period”) in which to rectify such event, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Company does not take any of such actions within the Determination Period, the Participant may terminate his or her employment with the Company for Good Reason within the 30-day period following the end of the Determination Period by giving written notice to the Company, which termination will be effective on the Termination Date, or as permitted under his Employment Agreement, if applicable. If the Company determines that Good Reason does not exist, then (A) the Participant will not be entitled to rely on or assert such event as constituting Good Reason, and (B) the Participant may file a claim pursuant to Section 4.01within 30 days after the Participant’s receipt of written notice of the Company’s determination or may pursue his remedies under his Employment Agreement at any time permitted thereunder, if applicable,. Any termination of employment by the Participant that either does not constitute Good Reason or fails to meet the notice requirements set forth above shall be deemed a termination by the Participant without Good Reason.
“Incentive Plans” shall mean the 2017 Incentive Plan, the Incentive Plan of Carrizo Oil & Gas, Inc. and the Cash Settled Stock Appreciation Rights Plan of Carrizo Oil & Gas, Inc.
“Participant” shall mean an Eligible Employee who is a Participant in accordance with Section 2.01(a).
“Plan” shall mean this Carrizo Oil & Gas, Inc. Change in Control Severance Plan, as amended, supplemented or modified from time to time in accordance with its terms.

“Prorated Performance Bonus” means an amount equal to the Target Bonus that a Participant would have been eligible to receive for the calendar year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of days during which the Participant was employed by a Company Entity in the calendar year of the Change in Control, and the denominator of which is 365.
“Protected Period” shall mean the 24-month period following the date of the consummation of a Change in Control for individuals described in Tiers 1, 2 and 3 of Exhibit A, and the 12-month period following the date of the consummation of a Change in Control for individuals described in Tiers 4 through 9 of Exhibit A.
“Severance Benefits” shall have the meaning provided in clauses (2), (3) and (4) of Section 3.02(c).
“Successor” shall mean a successor to all or substantially all of the business, operations or assets of the Company.
“Target Bonus” shall mean the greater of the target annual bonus to which a Participant is entitled under the Company’s annual incentive bonus plan or program: (i) on the date prior to the consummation of the Change in Control; or (ii) in the year that the Participant’s Termination Date occurs.
“Termination Date” shall mean the date on which a Participant has a “separation from service” from the Company and its Affiliates within the meaning of Code Section 409A.
“Termination Notice” shall mean a written notice from the Company to any Participant terminating the Participant’s employment or, as applicable from the Participant indicating the Participant’s termination of employment for Good Reason.
“Termination Year” shall mean the calendar year during which the Participant’s Termination Date occurs.
“Waiver and Release Agreement” means the legal document, substantially in the form attached hereto as Exhibit B, in which a Participant, in exchange for the Severance Benefits specified in Article III, releases the Company and its Affiliates from liability and damages arising from or in connection with the Participant’s termination of employment with the Employer and enters into a non-disclosure and non-solicitation agreement.
Section 1.02.    Interpretation. In the Plan (а) the words “herein,” “hereof” and “hereunder” refer to the Plan as а whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

ELIGIBILITY AND BENEFITS
Section 2.01.    Participant.
(a)    An Eligible Employee who is employed by the Company or an Affiliate immediately prior to a Change in Control shall be a Participant in the Plan.
(b)    This Plan is only for the benefit of the Participants, and no other employees, personnel, consultants, non-employee directors or independent contractors shall be eligible to participate in the Plan or to receive any rights or benefits hereunder.
Section 2.02.    Eligibility for Change in Control Benefits. The following terms and conditions govern a Participant’s eligibility to receive Change in Control Benefits:
(a)    A Participant will be entitled to receive Change in Control Benefits under the Plan upon the occurrence of both of the following conditions:
(1)    A Change in Control has been consummated on or after the Effective Date; and
(2)    The Participant remains an employee of a Company Entity as of the date of the consummation of the Change in Control.
Section 2.03.    Eligibility for Severance Benefits. The following terms and conditions govern Participant’s eligibility to receive Severance Benefits:
(a)    A Participant will be entitled to receive Severance Benefits under the Plan upon the occurrence of both of the following conditions:
(1)    A Change in Control has been consummated at any time on or after the Effective Date; and
(2)    During the Protected Period, the Participant’s employment is terminated (A) by one of the Company Entities without Cause, or (B) by the Participant for Good Reason; provided, however, that a termination by a Company Entity that is coupled with an offer of employment from another Company Entity, such as a Successor, will only be considered a qualifying termination that entitles such Participant to receive Severance Benefits if the Participant does not accept the offer of employment for Good Reason (judged in terms of the new offer as compared to the Participant’s existing employment arrangement); provided, further, that to the extent such an offer of employment is from a Successor, the Successor shall have sole responsibility and liability with respect to the Severance Benefits for such Participant. For the avoidance of doubt, if a Participant, in connection with a Change in Control, receives an offer of employment from another Company Entity, such as a Successor, and does not accept such offer other than for Good Reason (judged in terms of the new offer as compared to the Participant’s existing employment arrangement), such Participant shall not be eligible to receive Severance Benefits under the Plan.
(b)    For the avoidance of doubt, notwithstanding anything in this Plan to the contrary, a Participant shall be eligible to receive the Change in Control Benefits and the Severance Benefits in connection with the consummation of a single Change in Control if such Participant satisfies the terms and conditions that are applicable to such Change in Control Benefits and Severance Benefits.
(c)    The Company or another Company Entity, in its sole discretion, may make decisions regarding the staffing needs and employment levels of the Company Entities as part of its business function and in anticipation of or following a Change in Control. Actions taken by the Company or any Company Entity in making or implementing these business decisions regarding staffing, reassignment and job elimination will not be construed as actions of the Plan Administrator acting in its capacity as fiduciary under the Plan. Notwithstanding anything herein to the contrary, in the event that an individual’s employment is terminated due to death or Disability, or by any Company Entity for any reason other than Cause, in each case (i) after the date that a definitive agreement is executed by the Company that, if consummated, would result in a Change in Control, and (ii) before the date that the transactions contemplated by such definitive agreement are either consummated or abandoned, then upon the occurrence of the Change in Control, such an individual shall be entitled to receive the Severance Benefits, reduced by the amount of any payments previously made by the Company or an Company Entity in connection with such individual’s termination of employment, payable within 30 days following such Change in Control.
ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS
Section 3.01.    Change in Control Benefits. Subject to the terms and conditions of the Plan, the Plan Administrator will provide the following benefits on a Change in Control (the “Change in Control Benefits”) to a Participant who is entitled to receive such Change in Control Benefits pursuant to Section 2.02:
(a)    The accelerated vesting of all outstanding awards granted under any of the Incentive Plans, which will occur immediately prior to the Change in Control and with any applicable performance conditions deemed satisfied as of the date of the consummation of the Change in Control and with payout quantity determined at the greater of (i) actual performance as of the date of the Change in Control (if such performance is determinable, and as determined by the Board immediately prior to the Change in Control); or (ii) target performance; and for any awards that include an exercise period (such as an option or stock appreciation right), the Participant shall have the full maximum original term of the award in which to exercise the award, regardless of continued employment or the terms of any existing award agreement providing for any earlier termination of said award.

Section 3.02.    Severance Benefits. No benefits are payable under this Section 3.02 unless a Participant’s employment with the Company is terminated during the Protected Period.
(a)    Voluntary Termination by Participant. In the event that a Participant’s employment is terminated by the Participant during the Protected Period, then the Participant shall be paid, within 60 days following the Participant’s Termination Date, or such lesser period if required by applicable law, the following (with the benefits set forth in (1) through (4) collectively referred to as the “Accrued Obligations”):

(1)	the Base Salary through the Termination Date, to the extent not already paid;

(2)
any Annual Bonus earned for any previously completed fiscal year preceding the fiscal year during which the Participant’s Termination Date occurs, but unpaid as of the Termination Date subject to execution of a Waiver and Release as set forth in Section 3.03 below;

(3)	payment of any accrued but unused paid time off; and

(4)	reimbursement for any unreimbursed business expenses properly incurred by the Participant, in accordance with the Company’s applicable policy, prior to the Termination Date.
Following the Participant’s termination of employment by the Participant during the Protected Period, except as set forth in this Section 3.02(a), the Participant shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his or her employment.
(b)    For Cause. In the event that a Participant’s employment is terminated during the Protected Period by the Company for Cause, then the Participant shall be paid, within 30 days following the Participant’s Termination Date, the following:

(1)	the Base Salary through the Termination Date, to the extent not already paid; and

(2)	reimbursement for any unreimbursed business expenses properly incurred by the Participant, in accordance with the Company’s applicable policy, prior to the Termination Date.
Following the Participant’s termination of employment by the Company for Cause during the Protected Period, except as set forth in this Section 3.02(b), the Participant shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his or her employment.
(c)    Without Cause or for Good Reason. In the event that a Participant’s employment is terminated during the Protected Period (i) by the Company without Cause (including by reason of

Disability or death) or (ii) by the Participant for Good Reason, then, subject to the provisions of Section 3.03, the following benefits shall be paid to the Participant:

(1)	the Accrued Obligations (at the time set forth in Section 3.02(a));

(2)
within 60 days following the Participant’s Termination Date, a lump sum cash payment equal to (i) the multiple set forth on Exhibit A multiplied by (A) the sum of the Participant’s (x) Base Salary and (y) Target Bonus for those Participants identified or referenced on Exhibit A as included in Tiers 1, 2 and 3, or (B) only Base Salary for those Participants identified or referenced on Exhibit A as included in Tiers 4 through 9, plus (ii) the Prorated Performance Bonus;

(3)
full vesting of any unvested equity-based incentive awards under any equity-based incentive plan of the Company and with any applicable performance conditions deemed satisfied as of the Termination Date and with payout quantity determined at the greater of (i) actual (if determinable) performance as of the Termination Date; or (ii) target performance; and for any awards that include an exercise period (such as an option or stock appreciation right), the Participant shall have the full maximum original term of the award in which to exercise the award, regardless of continued employment or the terms of any existing award agreement providing for any earlier termination of said award;

(4)
if the Participant elects continued coverage under COBRA for the Participant and his or her eligible dependents following the Participant’s Termination Date, as described in Section 3.02(f) below, then the Company, or its Successor shall during the first 18 months of such COBRA coverage, pay all premium costs to maintain full medical, dental, vision and other COBRA eligible costs for such Participant and applicable to similarly-situated active employees (such as contributions to a health savings account) (“Continued Health Benefits”); provided, however, in any case such benefits shall cease if the Participant ceases to be eligible for COBRA or becomes entitled to medical benefits from a new employer as provided in Section 3.04(a).

Following the Participant’s termination of employment during the Protected Period by the Company without Cause or by the Participant for Good Reason, except as set forth in this Section 3.02(c), the Participant shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his or her employment.
A Participant receiving the benefits provided in clauses (2) , (3) and (4) of this Section 3.02(c) (the “Severance Benefits”) shall not be considered an Employee of the Company or any of its Affiliates for any purpose after the Participant’s Termination Date, nor shall any Severance Benefits be considered for purposes of computing benefits under or making contributions to any

Benefit Plan maintained by the Company or any of its Affiliates (including, but not limited to, the Company’s or an Affiliate’s qualified 401(k) or pension plan).
(d)    Vested Employee Benefits. Following a Participant’s termination of employment under Section 3.02(a), (b), or (c), he or she shall be entitled to such vested Employee Benefits, if any, as to which the Participant may be entitled pursuant to the terms of the applicable Benefit Plans then in effect.
(e)    Treatment of Continued Health Benefits. Any continued medical, dental or vision benefits provided to a Participant and his or her dependents pursuant to Section 3.02(c) are provided concurrent with any rights the Participant and such dependents may have to continue such coverages under COBRA. The provisions of this Section 3.02 will not prohibit the Company from changing the terms of such Continued Health Benefits provided that any such changes apply to all similarly situated employees of the Company and its Affiliates (e.g., the Company may switch insurance carriers or preferred provider organizations). If applicable, the premium cost to the Company of providing any Continued Health Benefits which are medical, dental or vision benefits on a self-insured basis, will be timely reported to the Participant as taxable income. The foregoing notwithstanding, if the Company cannot provide a Participant or his or her dependents with the opportunity to participate in the benefits described in Section 3.02(c), for any reason, including because providing such benefits would potentially violate applicable law (including sanctions imposed pursuant to section 2716 of the Patient Protection and Affordable Care Act), then the Company shall pay to the Participant a single sum cash payment, payable within 60 days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the replacement benefits, as reasonably determined by the Company.
(f)    COBRA. As of the end of the month following the Participant’s Termination Date, the Participant and his or her dependents shall be entitled to continued coverage under COBRA. Following the end of the Continued Health Benefits pursuant to Section 3.02(c), the Participant shall pay the full COBRA premium for the remainder of the COBRA period, if applicable.
Section 3.03.    Waiver and Release Condition to Receipt of Severance Benefits. As a condition to receipt of any unpaid bonus for a prior completed year under Section 3.01(a)(2) and the Severance Benefits under Section 3.01(c) the Participant must timely execute and not revoke the Waiver and Release Agreement with the Company and its Affiliates. The Company will provide a Participant with a Waiver and Release Agreement on or before the Participant’s Termination Date. The Participant must execute and return the Waiver and Release Agreement to the Company no later than the 21st or the 45th day following (but not before) his or her Termination Date, as determined by, and reflected in the Waiver and Release Agreement provided to the Participant, by the Company, followed by a seven (7)-day revocation period following the date the Release Agreement is executed (“Revocation Period”). A Participant may not determine the calendar year of payment of taxable Severance Benefits, and in the event the consideration period occurs in two calendar years, the payment will be made in the later calendar year. A Participant’s failure to timely execute and return the Waiver and Release Agreement in accordance with the previous sentence, or the Participant’s revocation of the Waiver and Release Agreement during the Revocation Period, will result in a forfeiture of the Severance Benefits payable to the Participant under the terms of the

Plan (but not the Accrued Obligations (except as set forth in the first sentence hereof) and any vested Employee Benefits described under Section 3.02(d)).
Section 3.04.    Limitation of Benefits.
(a)    Anything in the Plan to the contrary notwithstanding, the Company’s obligation to provide the Continued Health Benefits shall cease if and when the Participant becomes employed by a third party that provides such Participant with substantially comparable health and welfare benefits, subject to the Participant’s right to elect to continue coverage under COBRA.
(b)    Any amounts payable under the Plan shall be in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with the Company. As a condition to receipt of any payment under the Plan, the Participant shall waive any entitlement to any other severance or termination payment by the Company, including any severance or termination payment set forth in an Employment Agreement. Notwithstanding the foregoing, nothing in this Section 3.04(b) shall abridge the Participant’s rights with respect to vested benefits under any Benefit Plan, and in all events the Company retains the discretion to pay additional severance benefits outside the terms of this Plan in its discretion.
Section 3.05.    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Participant is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for in this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for in this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company and its Affiliates will be one dollar ($1.00) less than three (3) times the Participant’s “base amount”(as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after tax position to the Participant (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three (3) times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3.05 shall require the Company (or any Affiliate) to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Code Section 4999.

Section 3.06.    Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured obligation against the general assets of the Company.
ARTICLE IV

CLAIMS PROCEDURE
Section 4.01.    Claims Procedure.
(a)    It shall not be necessary for a Participant or beneficiary who has become entitled to receive а benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Participant or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Vice President of Human Resources of the Company (or such other person designated by the Committee) (“Claims Administrator”) at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive а distribution of such benefit. Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of the Plan upon which such claim is based. The Claims Administrator shall, within 90 days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Claims Administrator shall, in such written notice to the claimant, set forth in а manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in Section 4.01(b) below.
(b)    А Participant or beneficiary who has filed a written claim for benefits with the Claims Administrator which has been denied may appeal such denial to the Committee and receive a full and fair review of his or her claim by filing with the Committee a written application for review at any time within 60 days after receipt from the Committee of the written notice of denial of his or her claim provided for in Section 4.01(a) above. А Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Committee in writing. Not later than 60 days after receipt of a written application for review, the Committee shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Plan upon which the decision is based.

(c)    Any act permitted or required to be taken by a Participant or beneficiary under this Section 4.01 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the preceding sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) business day following the date upon which it was filed or given. Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.
(d)    In addition to the rights granted to all Participants under this Section 4.01, a Participant with an Employment Agreement that contains dispute resolution mechanisms may avail himself of his rights under such Employment Agreement in lieu of the procedures and remedies set forth herein as if such Change in Control and Severance Benefits were payable thereunder. Notwithstanding any such election to pursue remedies under any applicable Employment Agreement, a Participant shall not be deemed to have waived, or elected not to pursue, the rights and remedies described herein but may pursue them in addition to any rights, remedies and claims that such Participant may make under this Section 4.01.
ARTICLE V

MISCELLANEOUS PROVISIONS
Section 5.01.    Cumulative Benefits. Except as provided in Section 3.04(b), the rights and benefits provided to any Participant under the Plan are in addition to and shall not be a replacement of, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company, including any Employment Agreement, if applicable.
Section 5.02.    Code Section 409A.
(a)    It is intended that the payments and benefits provided under the Plan shall be exempt from or comply with the application of the requirements of Code Section 409A. This Plan shall be construed, administered and governed in a manner that affects such intent. Specifically, any taxable benefits or payments provided under the Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Code Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if a Participant is a “specified employee,” as determined by the Company, as of his or her Termination Date, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code

Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Termination Date (or, if the Participant dies during such six -month period, within 90 days after the Participant’s death).
(b)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Participant’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.
(c)    The payments and benefits provided under the Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Code Section 409A upon the Participants. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of the Plan.
Section 5.03.    No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in the Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise. Except as otherwise provided in Sections 3.02(c)(4) and 3.04, the amount of any payment provided for in the Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company’s obligations to make payments to any Participant required under the Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.
Section 5.04.    Amendment or Termination. The Compensation Committee of the Board may amend (in whole or in part) or terminate the Plan at any time; provided, however, that the Plan cannot be amended or terminated during the Protected Period. Notwithstanding the foregoing, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any payments and benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination of the Plan.
Section 5.05.    Enforceability. The failure of the Participants or the Company to insist upon strict adherence to any term of the Plan on any occasion shall not be considered а waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

Section 5.06.    Administration.
(a)    The Committee shall have full and final authority, subject to the express provisions of the Plan, with respect to designation of the Participants and administration of the Plan, including but not limited to, the authority to construe and interpret any provisions of the Plan and to take all other actions deemed necessary or advisable for the proper administration of the Plan, and such decisions shall be binding on all parties.
(b)    The Company shall indemnify and hold harmless each member of the Committee and any other employee of the Company that acts at the direction of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member or employee in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful cause. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
Section 5.07.    Consolidations, Mergers, Etc. The Company shall require any Successor to absolutely and unconditionally assume and agree to perform the obligations set forth in the Plan in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place. As used in this Plan, the “Company” shall mean the Company as hereinbefore defined and any Successor which executes an assumption of this Plan as contemplated by this Section 5.07 or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law.
Section 5.08.    Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to the legal representative of such Participant’s estate. No payments, benefits or rights arising under the Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section 5.09.    Notices. All notices and other communications provided for in the Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice for purposes hereof, directed to the attention of the General Counsel, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.
Section 5.10.    Tax Withholding. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to withhold therefrom.
Section 5.11.    No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its Affiliates. Nothing contained in the Plan shall (a) confer upon any Participant any right with respect to continuation of employment with the Company or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company to terminate such Participant’s employment at any time.
Section 5.12.    Entire Plan. This Plan contains the entire understanding of the Participants and the Company with respect to severance arrangements maintained on behalf of the Participants by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Company with respect to the subject matter herein other than those expressly set forth herein.
Section 5.13.    Prior Agreements. This Plan supersedes all prior agreements, programs, plans and understandings (including all written and verbal agreements and understandings) between each Participant and the Company regarding the terms and conditions of each Participant’s employment and severance arrangements.
Section 5.14.    Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.
Section 5.15.    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of laws rules, and applicable federal law.
ARTICLE VI
ERISA RIGHTS
Participants in this Plan are entitled to certain rights and protections under ERISA. ERISA provides that all plan Participants are entitled to: examine, without charge, at the Plan Administrator’s office and at other specified locations (such as worksites), all documents governing the Plan, including insurance contracts, if any and the latest annual report (Form 5500 Series); and obtain copies of documents governing the operation of the Plan, including insurance contracts, if any, and the latest annual report (Form 5500 Series) and updated summary plan descriptions upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies. A Participant is also entitled to receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
In addition to creating rights for plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the plan Participants and beneficiaries. No one, including the Employer or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a benefit or exercising the Participant’s rights under ERISA.
If a Participant’s claim for a benefit is denied in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal the denial, all under certain time schedules. Under ERISA, there are steps the Participant can take to enforce these rights. For instance, if the Participant requests materials from the Plan and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives them, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court. In addition, if the Participant disagrees with the Plan’s decision, or lack thereof, concerning the qualified status of a domestic relations order, the Participant may file suit in federal court after exhausting all of the Plan’s claims and appeal procedures. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant sued to pay these costs and fees. However, if the Participant loses, the court may order the Participant to pay the costs and fees; for example, if it finds the Participant’s claim is frivolous.
If a Participant has any questions about the Plan, the Participant should call or write the Plan Administrator. If the Participant has any questions about this statement or about a Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, a Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ARTICLE VII

GENERAL INFORMATION ABOUT THE PLAN
Section 7.01.    Plan Name. The name of the Plan is the Carrizo Oil & Gas, Inc. Change in Control Severance Plan.

Section 7.02.    Plan Sponsor. The Plan sponsor is:
Carrizo Oil & Gas, Inc.
Attn: Laura Kinningham, Vice President of Human Resources
500 Dallas St., Suite 2300
Houston, TX 77002
(713) 328-1000
Section 7.03.    Employer Identification Number of Plan Sponsor. 76-0415919.
Section 7.04.    ERISA Plan Number. 502.
Section 7.05.    Type of Plan. The Plan is an ERISA severance pay arrangement providing for the payment of severance benefits if an Eligible Employee becomes a Participant and experiences a termination of employment entitling such Participant to severance benefits under the Plan.
Section 7.06.    Plan Administration: The Plan is administered by the committee appointed the Compensation Committee of the Board:
Carrizo Oil & Gas, Inc.
Plan Administrator for Carrizo Oil & Gas, Inc.
Change in Control Severance Plan
Attn: Laura Kinningham, Vice President of Human Resources
500 Dallas St., Suite 2300
Houston, TX 77002
713-328-1000
The Plan Administrator is responsible for the operation and administration of the Plan. The Plan Administrator is authorized to construe and interpret the Plan, and its decisions shall be final and binding. The Plan Administrator shall make all reports and disclosures required by law.
Section 7.07.    Agent for Service of Legal Process. The Plan Administrator is the agent for service of legal process on the Plan.
Section 7.08.    Effective Date of the Plan. The Plan is effective as of the Effective Date. The Company reserves the right to change or terminate the Plan at any time for any reason, in whole or in part, subject to the limitations set forth in Section 5.04.
Section 7.09.    Plan Year. Plan financial records are kept on a calendar year basis. December 31 is the end of the year for the purpose of maintaining financial records.
Section 7.10.    Contributions; Source of Benefits. Payments under the Plan will be made from the general assets of the Company. No employee contributions are made under the Plan.

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer, in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 14th day of February 2019, effective as of the Effective Date.

CARRIZO OIL & GAS, INC.

By: /s/ David L. Pitts
David L. Pitts,
Vice President and Chief Financial Officer

Carrizo Oil & Gas, Inc. Change in Control Severance Plan
Exhibit A: Schedule of Severance Multipliers

Tier	Applicable Severance Multiplier	Eligible Participants
Tier 1	3.0	President and CEO, and Vice President and COO
Tier 2	2.5	Current Executive Employment Agreement
Tier 3	1.5	Employees who are parties to an Employment Agreement with the Company and who are not covered in Tiers 1 or 2
Tier 4	1.5	Employees in certain pay classifications designated by the Plan Administrator, and with 15 years or more of vesting service with the Company on their Termination Date
Tier 5	1.25
Employees in certain pay classifications designated by the Plan Administrator, and with less than 15 years of vesting service with the Company, but with 10 years or more of vesting service with the Company on their Termination Date

Tier 6	1.0	Employees in certain pay classifications designated by the Plan Administrator, but with less than 10 years of vesting service with the Company on their Termination Date

- Exhibit A, Page 1 -

Tier	Applicable Severance Multiplier	Eligible Participants
Tier 7	1.0	Employees of the Company that are not otherwise designated in another Tier and with 15 years or more of vesting Service with the Company on their Termination Date
Tier 8.75
Employees of the Company not otherwise designated in another Tier, and with less than 15 years of vesting service with the Company, but with 10 years or more of vesting service with the Company on their Termination Date

Tier 9.5		Employees of the Company not otherwise designated in another Tier, but with less than 10 years of vesting service with the Company on their Termination Date
Any Participant not identified in Tiers 1, 2 or 3 by the description above will be designated as a Tier 7, 8 or 9 Participant in the Plan based upon his years of vesting service with the Company as of the Termination Date of such Participant unless such Participant receives a written notice from the Plan Administrator designating their participation in one of Tiers 4, 5 or 6 based upon the Termination Date for such Participant and the pay classification in which the Participant is a member.

- Exhibit A, Page 2 -

Carrizo Oil & Gas, Inc. Change in Control Severance Plan
Exhibit B: Form of Waiver and Release
In consideration of, and as a condition precedent to payment of the Severance Benefits (as defined in the Severance Plan) or other amounts (the “Severance”) to _____________ (“Employee”) pursuant to the Change in Control Severance Plan dated effective February 14, 2019 (the “Severance Plan”) of Carrizo Oil & Gas, Inc., a Texas Corporation (the “Company”), Employee is offered the Severance partially in exchange for a general waiver and release of claims (this “Waiver and Release”) as provided in Section 3.03 of the Severance Plan. Employee having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Employee has sustained or claimed, or may be entitled to claim, Employee, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors, as well as all employee benefit plans maintained by any of the foregoing entities or individuals, and all fiduciaries and administrators of such plans, in their personal and representative capacities (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Employee had, now has, or may have against the Released Parties relating in any way to Employee’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Employee and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release.
Employee understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Employee’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation;

- Exhibit B, Page 1 -

invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company prior to and including the date of execution of this Waiver and Release.
In addition, Employee agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Severance Plan, pursuant to and in accordance with the terms of the Severance Plan, or claims of Employee not released by and in this Waiver and Release.
Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from (i) claims that relate to events that arise after the execution of this Waiver and Release, or (ii) any claim or right held by Employee (whether as an employee, officer, director, stockholder or in any other capacity) for coverage under the Company’s or any affiliate’s D&O policies or any similar coverage or protection provided under the organizational documents of the Company or any affiliate. This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Employee disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Severance Plan to the contrary, the Company and Employee further agree that nothing in this Waiver and Release or the Severance Plan (i) limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Employee’s right to receive an award for information provided to any Government Agencies.
Employee expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and the other Released Parties from all rights or claims he has or may have against the Released Parties, including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Employee signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Employee further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Employee further

- Exhibit B, Page 2 -

acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Waiver and Release; (b) that he has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he is, through this Waiver and Release, releasing the Company and the other Released Parties from any and all claims he may have against any of them; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Waiver and Release; (e) he has at least [twenty-one (21)] [forty-five (45)] days within which to consider this Waiver and Release; and (f) he has seven (7) days following his execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Employee has signed and has not revoked the Waiver and Release.
Employee acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Waiver and Release and that he has, in fact, read and reviewed this Waiver and Release; (b) that he has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he has had (or has had the opportunity to take) [twenty-one (21)] [forty-five (45)] calendar days to discuss the Waiver and Release with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the other Released Parties.
Employee acknowledges and agrees that he has seven (7) days after the date he signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Employee further understands that the Waiver and Release will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Employee revokes the Waiver and Release, the Company will not be obligated to pay or provide Employee with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.
AGREED TO AND ACCEPTED this ____ day of ________________, 20__.

[Name]

- Exhibit B, Page 3 -